Exhibit 10.19

*** Indicates omitted material that is the subject of a confidential treatment request filed separately with the Commission.

COMMERCIAL LICENSING & ROYALTY AGREEMENT

by and between

Mannatech, Incorporated (“Mannatech”), a Texas (USA) corporation

and

Wellness Enterprises, LLC (“Wellness”), a Delaware (USA) company

TABLE OF CONTENTS

1.	DEFINITIONS			1
2.	SUPPLY OF MANNATECH MATERIALS			4
3.	WATER TECHNOLOGY			4
	3.1	Technology		4
	3.2	Product Specifications per Country.		4
	3.3	Mannatech Representative in Facility		4
	3.4	Time Schedule		5
	3.5	Supply of Raw Materials for Product		5
	3.6	Licenses and Permits		5
	3.7	Health and Safety		5
4.	TRANSPORTATION OF PRODUCT AND DEFECTS			6
	4.1	Shipping Instructions		6
	4.2	Risk of Loss		6
5.	QUALITY ASSURANCE AND REGULATORY			6
	5.1	Specifications		6
	5.2	Regulatory Responsibilities		6
	5.3	Regulatory Requirements		6
	5.4	Regulatory Agency Inspections and Interactions		6
	5.5	Storage Requirements		7
	5.6	Nonconforming Materials		7
	5.7	Quality Tests and Checks		7
	5.8	Production Codes and Records		7
	5.9	Training		7
	5.10	Inspections and Audits		7
	5.11	Retention of Records and Samples		7
	5.12	Government Inspections and Seizures		8
	5.13	Legal/and Regulatory Filings and Requests		8
	5.14	Quality Responsibilities		8
	5.15	Lot Documentation		8
	5.16	Lot and Batch Release		8
	5.17	Laboratory Services		8
	5.18	Use of Subcontractors		8
	5.19	Reprocessing		8
	5.20	Product Complaints, Adverse Events, and Product Recalls		9
6.	PRICE, TERMS OF PAYMENT, ROYALTIES & LICENSE			9
	6.1	Payment Terms		9
	6.2	Taxes		9
	6.3	Invoicing of Product		9
	6.4	Invoice Disputes		9
	6.5	Financial Recordkeeping		10
	6.6	Initial Price and Annual Price Adjustments		10
	6.7	Estimates/Forecasting		10
	6.8	Orders		10
		6.8.1	Initial Order	10
		6.8.2	Purchase Orders	10
	6.9	Royalties		11
		6.9.1	Payment of Royalties	11

	6.10	License of Haru Naito’s Story			11
7.	INTELLECTUAL PROPERTY				11
	7.1	Protection of Technology			11
	7.2	Confidentiality			12
	7.3	Rights to Mannatech Technology and Mannatech Materials			12
	7.4	Title to Inventions			12
	7.5	Notice of Infringement			12
	7.6	Notice of Infringement by One or Both Parties			12
	7.7	Wellness Intellectual Property Representations			13
	7.8	Survival			13
	7.9	Trademarks and Tradenames			13
8.	FORCE MAJEURE				14
	8.1	Force Majeure			14
	8.2	Term of Force Majeure			14
9.	REPRESENTATIONS AND WARRANTIES				15
	9.1	Mannatech Representations and Warranties			15
	9.2	Wellness Representations and Warranties			15
		9.2.1	Production		15
		9.2.2	Organization		15
		9.2.3	Wellness Authorization and Agreement		15
		9.2.4	No Consent		15
		9.2.5	Insurance		15
			9.2.5.1	Commercial General Liability	16
			9.2.5.2	Auto Liability	16
			9.2.5.3	Worker’s Compensation	16
			9.2.5.4	Commercial Umbrella Liability	16
			9.2.5.5	Insurance to Wellness	16
		9.2.6	Validity and Enforceability		16
		9.2.7	No Breach		16
		9.2.8	Compliance with Laws		17
	9.3	Notice of Material Events			17
	9.4	Survival			17
10.	DISCLAIMER; LIMITATION OF LIABILITY				17
11.	INDEMNIFICATION				18
	11.1	Wellness’ Indemnification of Mannatech			18
	11.2	Indemnification Procedure			18
	11.3	Survival			19
12.	CONFIDENTIALITY OBLIGATIONS				19
	12.1	Parties Confidential Information			19
	12.2	Exclusions from Confidential Information			19
	12.3	Term of Confidentiality			20
	12.4	Necessary Disclosures			20
	12.5	Limited Disclosure			20
	12.6	Press Releases			20
	12.7	Remedies			21
13.	TERM AND TERMINATION				21
	13.1	Term			21
	13.2	Termination with Cause			21
		13.2.1	Material Breach		21

ii

	13.2.2	Inaccurate Warranty	21
	13.2.3	Termination Upon Insolvency or Sale of the Ass	21
13.3	Termination Date		22
13.4	Termination by Mannatech		22
	13.4.1	Breach	22

		13.4.2	Failure to Meet Quality Control Standards	22
		13.4.3	Illegality	22
		13.4.4	Fair Trade Practices	22
		13.4.5	Termination Due to Regulatory Requirements	22
		13.4.6	Termination for Failure to Meet Mannatech’s Production Requirements	23
	13.5	Obligations of Mannatech upon Termination for Withdrawal from Commercial Product Sale		23
	13.6	Obligations of Wellness upon Termination for Breach		23
		13.6.1	Obligations of Wellness upon Termination for Breach	23
	13.7	Termination of the Agreement with or without Cause		23
	13.8	Infeasibility/Replacement		23
	13.9	Termination by Wellness		23
		13.9.1	Breach	23
		13.9.2	Fair Trade Practices	23
14.	MISCELLANEOUS			24
	14.1	Assignment		24
	14.2	Information Sharing		24
	14.3	Information in Support of this Agreement		24
	14.4	Governing Law		24
	14.5	Notices		24
	14.6	Waiver		25
	14.7	Severability		25
	14.8	No Implied Licenses		25
	14.9	Independent Contractors		25
	14.10	Compliance With Laws		25
	14.11	Entire Agreement		25
	14.12	Counterparts		26
	14.13	Schedules and Attachments		26
	14.14	Independent Judgment		26
	14.15	Ambiguities		26
	14.16	Approval		26
	14.17	Condition Precedent.		26

iii

COMMERCIAL LICENSING & ROYALTY AGREEMENT

This Commercial Supply Agreement (“Agreement”) effective as of the Effective Date defined herein (“Effective Date”) by and between Mannatech, Incorporated (“Mannatech”), a Texas (USA) corporation, with its primary place of business located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019, and Wellness Enterprises, LLC (“Wellness”), a Delaware (USA) company, with its primary place of business located at 418 SW 140th Terrace, Newberry, Florida 32669, hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, Mannatech develops and sells proprietary nutritional supplements and topical products through a network marketing system throughout the United States, Canada, Australia, New Zealand, the United Kingdom, Denmark, S. Korea, Taiwan and Japan by distributors referred to as Independent Associates (“Associates”);

WHEREAS, Mannatech desires to enter into this Agreement to obtain commercial manufacture of an exclusive line of skin care products by which Wellness will license its proprietary Tensa Water (the “Water Technology”) for the development of a proprietary skin care line as set forth in Attachment 1 – “Product” to be manufactured and supplied by Fine Chemetics Ltd. (“FCL”) using FCL’s existing technology and may use Mannatech’s existing glyconutrient formulations (defined herein as “Product”) for Mannatech;

WHEREAS, Wellness has represented that it will license to Mannatech Haru Naito’s personal story and the story surrounding the discovery of the Water Technology (collectively, the “Story”) and further that Wellness possesses the right and title to license the Story to Mannatech;

WHEREAS, Wellness has represented that its Water Technology is specially processed and hyper -enhanced and is proprietary in nature and that it further has all right, title and license in such technology;.

WHEREAS, Wellness has represented that it presently has the ability to supply the Water Technology in the quantities needed and in accordance Mannatech’s quality control specifications; attached hereto as Attachment “2”;

WHEREAS, Wellness has represented that it presently has the ability to develop the Water Technology in the quantities needed and in accordance Mannatech’s quality control specifications; attached hereto;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

For the purposes of the Agreement, the following words and phrases shall be defined as follows:

1.1 “Affiliate” means any corporation, company, joint venture, partnership or other entity, which, directly or indirectly, is controlled by, or is under common control with a Party to this Agreement. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or business assets of another entity, the power to exercise more than fifty percent (50%) of the voting rights of another entity, the power to appoint more than fifty percent (50%) of the Board of Directors of another entity, or the right to control the affairs of another entity. Each Party acknowledges that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.2 “Agreement” means this Commercial License and Royalty Agreement between Wellness and Mannatech and the Attachments attached hereto for the commercial development, licensing and supply of Product and its related Story.

1.3 “Batch” means a specific quantity of an ingredient that is intended to meet specifications for identity, purity, quality, strength, and composition and is produced during a specified time period according to a single manufacturing record during the same cycle of manufacture.

1.4 “Bill of Materials” means a list of raw materials that are specific and identifiable for the manufacture of the Product.

1.5 “GMP” means all requirements imposed on a licensed manufacturer and distributor of cosmetics in Japan under the Pharmaceutical Affairs Law (Law No. 145 of 1960) and related regulations, including, without limitation, (i) Article 13 of the Pharmacy, Etc. Structure and Facilities Regulations (providing standards for the structure and facilities of places of manufacture of ordinary cosmetics), (ii) Chapter III of the Ministerial Ordinance Concerning Quality Control Standards for Pharmaceuticals, Quasi-Pharmaceuticals, Cosmetics and Medical Equipment, (iii) Article 3 of the Ministerial Ordinance Concerning Post-Manufacture / Sale Safety Control Standards for Pharmaceuticals, Quasi-Pharmaceuticals, Cosmetics and Medical Equipment, (iv) the “Negative / Positive List” of Cosmetics Standards under Ministry of Health Labor & Welfare Notification No. 331 of September 29, 2000, and (v) labeling standards concerning the ingredients and shelf life of cosmetics as contained in Ministry of Health Labor & Welfare Notification No. 332 of September 29, 2000 and Ministry of Health Labor & Welfare Notification No. 66 of September 26, 1980, as the same may be amended or re-enacted from time to time. Wellness’ operational quality standards are defined in internal GMP documents.

1.6 “Change Control” means a process defined in a standard operating procedure (“SOP”) agreed to and followed by Wellness in accordance with Mannatech’s requirements to identify, review, track, approve and implement changes to a production process, raw materials, quality control, quality assurance, documentation, equipment, responsible personnel, packaging, specifications, software/hardware, and other systems used in the manufacture of Product, which may be provided to Mannatech by Wellness from time to time.

1.7 “Mannatech Materials” means any and all materials, including the specifications, know-how or other suggestions for improving the processing and Product packaging and shipping in which Mannatech provides know-how and/or has intellectual property rights, including, but not limited to patent rights, trade secret rights and copyrights, or which Mannatech is otherwise authorized to use.

1.8 “Mannatech Technology” means all technical and other information and know-how not known to WELLNESS prior to the commencement of this Agreement relating to Mannatech and its current and projected operation, including without limitation those Specifications relating to the Processes and the Product that may be supplied by Mannatech to Wellness from time to time.

1.9 “Mannatech Tests” means the tests to be carried out by Mannatech or by a third party as directed by Mannatech, on the Product during or following production of such Product.

1.10	“Delivery Point” means the location as designated by Mannatech in each purchase order for Water Technology.

1.11 “Effective Date” means the date on which this Agreement is executed and all the conditions precedent are met.

1.12 “Facility” means Wellness’ enhanced water production facility located in Oneonta, NY.

1.13 “Initial Term” means the period commencing with the Effective Date and expiring at the end of two (2) full calendar years.

1.14 “Lot” or “Lots” means a Batch, or specifically identified portion of a Batch, intended to have uniform identity, purity, quality, strength and composition.

1.15 “Manufacturer” means FCL or a third-party firm that FCL shall contract with and oversee the manufacturing and packaging of the final Product or any other manufacturer selected by Mannatech in its sole discretion to manufacture and package the Product.

1.16 “Parties” means Wellness, Mannatech and their Affiliates and Companies.

1.17 “Price” means for any particular unit of Water Technology, the price as set forth herein.

1.18 “Processes” means the methods for developing the Product, including any improvements thereto from time to time, the details of which are contained in Wellness’ standard operating procedures.

1.19 “Product” means any proprietary cosmetics, body care products, skin care products, including but not limited to cleansers, lotions and creams, evidence and specifications, developed by Wellness using Water Technology, FCL proprietary technology, incorporated herein as Attachment 1 and agreed to in advance by Mannatech.

1.20 “Recall” means an instance where: (i) a request, directive or order of any government authority is received by Wellness or Mannatech that Product be recalled; (ii) a court of competent jurisdiction orders such a Recall; or (iii) Mannatech reasonably determines that Product should be recalled due to evident facts which would otherwise lead to actions referred to under (i) and/or (ii).

1.21 “Services” means any and all of the work to be performed by Wellness pursuant to this Agreement.

1.22 “Specifications” means the technical criteria in process tests, and Product Tests and any additional or supplemental specifications and conditions from time to time agreed in writing between Wellness and Mannatech. All Specifications to be contained in the Product Specification attached.

1.23 “Territory” shall mean Japan, Taiwan, S. Korea and future markets as may be agreed to between the Parties by separate written agreement from time-to-time. The Parties agree that Mannatech will have right of first refusal to licensing Water Technology for use in skin care products for the network marketing and direct selling industry in those non-licensed countries in which Mannatech currently sells its products.

1.24 “Testing Laboratory” means any third party selected by Mannatech to carry out tests that are not otherwise performed by FCL or which are required by Mannatech.

Unless the content requires otherwise, words and phrases as defined above shall bear the same meaning in any other part of this Agreement. References to the singular number include the plural and vice versa, references to clauses are references to clauses of this Agreement.

2. SUPPLY OF MANNATECH MATERIALS The Parties understand and agree that Mannatech will not supply any of its technology to Wellness under the terms of this Agreement.

3. WATER TECHNOLOGY

3.1 Technology.

3.1.1 Wellness represents that is currently owns all technology and intellectual property, and pieces of equipment dedicated to the supply of its Water Technology (for patents, copyrights, trademarks, proprietary formulations, vats, processing tanks, processing facilities, freezers, refrigerators, and storage containers) that may be required to perform its obligations under this Agreement.

3.1 2. Subject to 3.3 hereof, the Water Technology shall be supplied and licensed by Wellness for the exclusive use and benefit of Mannatech in the Product formulations represented in Appendix 1. Wellness shall not make or enter into an agreement to make these product formulations for itself or any third party in the licensed territory throughout the term of this Agreement or any extension thereof. Mannatech acknowledges that Wellness is the business of producing Water Technology for skin and body care products, which may perform similar functions to those of the unique Product being licensed to Mannatech without being the same formulation. Such products shall not be deemed to violate this section 3.1.2 merely because they contain the Water Technology unless they consist of the same formulations

3.1.3 Mannatech shall retain exclusive rights to the Water Technology for the purposes of production of the Product developed by Wellness throughout the Territory provided Mannatech places a minimum order of 800 gallons of Water Technology per month (“Minimum Order”) beginning in April 2006 through December 2006. In January 2007, all purchase obligations of the Water Technology will be suspended until such time that the Parties can account for balance on hand and project amounts (if any) required for the next year of the Term. If, at the end of year 1, Mannatech’s inventory of the Water Technology exceeds its projected requirements for the second year of the Initial Term, Wellness agrees it will adjust the Minimum Order and continue the exclusive License. The Parties agree to cooperate fully in the event an adjustment to the Minimum Order is requested by Mannatech. The Parties agree that so long as Mannatech places such Minimum Order in April through December 2006, it will retain an exclusive license to the Product throughout the Territory.

3.2 Product Specifications per Country. Wellness acknowledges that Mannatech is a multi-national nutritional supplement company that must comply with the cosmetics and skin care laws and regulations of each country (present and future) in which it conducts business, which regulations may change from time to time. Wellness shall comply with the GMP (if any) with respect to Water Technology manufactured for inclusion in the Product in the Territory and any variations to the specifications, marking, packaging, labeling, and the like as may be presented from time-to-time by Mannatech to meet or exceed the applicable cosmetic and skin care laws and regulations of each country where the Product is sold.

3.3 Mannatech Representative in Facility. Mannatech will have the right to have a representative in Wellness’ Facility provided that the Mannatech representatives shall not be in attendance on a fulltime basis. Mannatech shall have no more than one (1) person on site at any time unless mutually agreed to by the Parties. Mannatech shall give Wellness reasonable notice as to the scheduling of Mannatech personnel in the Facility. Wellness retains the right to limit access should risk be posed to existing operations, such access not to be unreasonably denied. The Parties shall work together to maintain confidentiality and the confidentiality of other and to keep strictly confidential any information received, learned or viewed while in the Facility or the others’ premises. While in the Facility, Mannatech employee shall be primarily observing and providing advice, and shall have no direct control or decision-making authority over Wellness employees or their activities. Mannatech agrees that Wellness may request individual Mannatech employees to enter into confidentiality agreements according to their own confidentiality terms and conditions, individually and on behalf of Mannatech, subject to prior review by Mannatech’s Legal Department. Mannatech shall be responsible for all costs associated with this Section 3 including but not limited to meals, transportation, accommodation and office support services as may be incurred while Mannatech personnel are located at the Facility.

3.4 Time Schedule. The time schedule for delivery of Water Technology to FCL shall be included in each purchase order from Mannatech.

3.5 Supply of Raw Materials for Product. All cleaning equipment, processing stations, vats, processing equipment, storage, freezers, storage facilities, docks and the like required to manufacture, store and deliver the Water Technology shall be under the control of Wellness or its Affiliates in sufficient quantities or availability to fulfill its Minimum Order obligations. Mannatech agrees to provide reasonable notice to Wellness in the event it anticipates demand for the Water Technology will significantly increase over the Minimum Order obligations.

3.6 Licenses and Permits.

3.6.1 Wellness shall be responsible for using commercially reasonable efforts to obtain all licenses and permits required by law in order for Wellness to meet its obligations under this Agreement. Wellness shall supply Mannatech with all governmental permits and licenses applications, including but not limited to environmental permits, necessary for its production and delivery, F.O.B. Delivery Point, of Water Technology in accordance with this Agreement. Upon written prior approval by Mannatech, Mannatech will reimburse Wellness for reasonable costs for governmental permits and licenses necessary for Wellness delivery of Water Technology in accordance with this Agreement. Wellness agrees to provide Mannatech, via overnight delivery, with copies of all governmental permits and licenses necessary for its production delivery of its Water Technology in accordance with this Agreement upon request by Mannatech.

3.6.2 The Parties agree that this Agreement is contingent upon FCL providing Mannatech with certification from the Japanese Ministry of Health that the Product(s) developed, produced and manufactured for Mannatech are preservative-free skin care products (the “Certification”) In the event FCL fails to produce the Certification within a reasonable amount of time after execution hereof, such time frame at Mannatech’s sole discretion and to Mannatech’s satisfaction, this Agreement shall be null and void.

3.7 Health and Safety. Upon Mannatech’s request, Wellness shall provide to Mannatech all required Material Safety Data Sheets (MSDS) or equivalents for Water Technology supplied to Mannatech (if applicable). The Parties agree to coordinate with one another to develop specifications acceptable to Mannatech’s Quality Assurance Department, the approval of which shall not be unreasonably withheld. If required by Japanese law or the respective laws, rules and regulations of the Territory, Wellness will manufacture its Water Technology in accordance with Pharmaceutical Affairs Law (Law No. 145 of 1960), the GMP, and all other health and safety laws and regulations applicable to the Product or any material in question having regard to the location at which it is produced or to which is will be delivered, used or consumed.

4. TRANSPORTATION OF PRODUCT AND DEFECTS

4.1 Shipping Instructions. Wellness shall arrange the transportation of Water Technology by ocean cargo from its premises to FCL (Delivery Point) indicated in the purchase order by Mannatech together with insurance to cover the Water Technology in transit, at its invoiced value.

4.2 Risk of Loss. Risk in and title to Water Technology shall pass on delivery to the shipping agents F.O.B. Delivery Point, as set-forth in each purchase order. All ocean freight, insurance, handling and forwarding agent’s fees, taxes, storage and all other charges applicable to the Water Technology, if any, shall be the responsibility of Wellness. The foregoing notwithstanding, Wellness warrants and represents that the Water Technology will comply with the Specifications and will retain its preservative-free characteristics through final delivery to FCL.

5. QUALITY ASSURANCE AND REGULATORY

5.1 Specifications. The Specifications may be modified or changed only by Change Control, which modification or change shall address any related price increases or decreases arising from such modification or change. The Specifications contained in Attachment 2 herein represent the current Specifications for the Product.

5.2 Regulatory Responsibilities. A Mannatech official will be the primary contact person for regulatory authorities, except during facility inspections where Wellness official will be the primary contact.

5.3 Regulatory Requirements. Wellness shall comply with the regulatory requirements applicable to the manufacture of its Water Technology. If Mannatech requests Wellness to comply with any other regulatory or statutory requirements of any foreign government body, Wellness shall use all reasonable commercial endeavors to do so, provided that:

5.3.1	Mannatech shall be responsible for informing Wellness in writing of the precise foreign requirements that Mannatech is requesting them to observe;

5.3.2	Such foreign requirements do not conflict with any applicable laws of the United States of America or any of the States;

5.3.3	Wellness shall use reasonable commercial efforts to ensure that any written information complies with the applicable requirements of any foreign jurisdiction; and

5.3.4	All reasonable costs and expenses incurred by Wellness in complying with such foreign requirement shall be negotiated between the Parties. Mannatech shall provide prior written consent of the expenditures prior to Wellness executing Mannatech’s request.

5.4 Regulatory Agency Inspections and Interactions. Wellness agrees to inform Mannatech of any regulatory inspection and/or communications that might, in its best judgment, affect the manufacture of the Water Technology. In the event of an inspection by any government agency that affects the Water Technology, Mannatech shall be immediately informed of the issuance of the notice inspection or the presence of an inspector. Mannatech shall have the right to attend the inspection at the Facility. In the event there are written observations by any agency that involve any of the Product Substances or the Product, Mannatech shall have the opportunity to review and have input to the response. Wellness shall be responsible for responding to any notices of deficiencies and observations. If Mannatech elects to provide input to the response, that input shall be provided by Mannatech to Wellness as promptly as practicable.

5.5 Storage Requirements. Wellness shall cause all Mannatech Materials and its Water Technology to be stored in accordance with the Specifications, rules, laws and regulations, where they apply.

5.6 Nonconforming Materials. Wellness shall not knowingly use any materials that do not comply with the Specifications. Wellness shall promptly contact Mannatech in the event that Wellness anticipates making changes to the Water Technology or in the event they consider any such material to be nonconforming or unacceptable. If Wellness uses any nonconforming material without prior written approval by Mannatech, Wellness shall be responsible for all losses, costs and expenses suffered or incurred by Mannatech as a result of such use and any expenses incurred by Wellness in the correction thereof, provided that such nonconformance did not arise due to the scheduling of planned manufacturing that was postponed or cancelled by Mannatech.

5.7 Quality Tests and Checks. In accordance with paragraph 3.7 hereof, Wellness shall perform all in-process and tests required of its Water Technology or checks required by the Specifications, if applicable. For purposes of this Agreement, such tests shall be considered routine and shall, where internal testing is required, be performed by FCL at its facilities. All tests and test results shall be performed, documented and summarized by Wellness in accordance with the Specifications. Test results shall be reviewed by Wellness prior to release of test results to Mannatech.

5.8 Production Codes and Records. Wellness shall maintain detailed records on the Water Technology material usage, including, but not limited to, Raw Materials, batch records, quality control reports, test data, including technical, analytical, quantitative, and qualitative test results in connection with the supply of the Water Technology. Records shall be maintained according to requirements such that Wellness shall be capable of responding to inquiries by Mannatech within twenty-four (24) hours of notification.

5.9 Training. Where necessary, Wellness shall educate and train those employees and subcontractors of applicable requirements responsible for performing the Services provided under this Agreement.

5.10 Inspections and Audits. Subject to 3.3 hereof, Mannatech, or a designated representative shall have access to the Facility, for the purpose of conducting inspections, performing quality control audits or witnessing the storage or transportation of the Water Technology or materials related to or used in the qualification and development of Products. Mannatech shall have access to the results of any tests performed by Wellness or at its direction. Wellness shall use commercially reasonable efforts to ensure that Mannatech has similar access to the facilities, data and records of its suppliers or manufacturers. Such inspections do not relieve Wellness of any of its obligations under this Agreement or create new obligations on the part of Mannatech. Inspections and audits by Mannatech personnel hereunder shall be conducted upon reasonable notice, during normal business hours and in compliance with the confidentiality provisions set out in Section 12 hereof and Wellness’ rules and regulations relating to facility security, health and safety and confidentiality. Mannatech shall be entitled to one (1) audit per year at no charge to Mannatech.

5.10.1	Additional audits shall be performed at Wellness’ expense in the event of (a) recurring Water Technology failure, (b) notification of non-compliance by regulatory authorities, (c) review of any significant items identified in an annual audit for which confirmation of conformance is required.

5.11 Retention of Records and Samples. Wellness shall for the duration required by any governing regulatory agency, or as specified otherwise by Mannatech in writing, whichever is longer, retain, and upon request by Mannatech make available to Mannatech, (a) copies of the Batch Records, quality control records maintained in accordance with Section 5.13 and otherwise in relation to the Water Technology (b) copies of testing results of all the tests performed in relation to the Services or the Water Technology.

At the termination of this Agreement, Mannatech shall, upon the written request of Wellness, return all copies of all documents, writings, invoices, test reports, and other memos which are the property of Wellness and which have been shared with Mannatech. The foregoing notwithstanding, Mannatech will be permitted to retain batch records for a period of time in accordance with its own policies and procedures and upon expiration of such time period shall return the records to Wellness.

5.12 Government Inspections and Seizures. If the any federal, state or local governmental authority makes an inspection of that portion of Wellness’ premises used to manufacture the Water Technology or Water Technology, Wellness shall immediately notify Mannatech thereof. The seized party shall promptly send retained samples of the seized Water Technology by such authority and duplicate reports relating to such inspections to Mannatech, provided such action does not violate any applicable federal, state or local governmental authority.

5.13 Legal/and Regulatory Filings and Requests. Wellness and Mannatech shall cooperate and be diligent in responding to all requests for information from, and on making all required filings with, regulatory authorities having jurisdiction to make such requests or require such filings. Wellness shall obtain and comply with all licenses, consents, permits and regulations which may from time to time be required by appropriate legal and regulatory authorities with respect to the performance of its obligations hereunder.

5.14 Quality Responsibilities. Wellness will ensure that the manufacture of its Water Technology is performed in accordance with all applicable requirements and internal Wellness procedures and practices. Wellness shall ensure that it maintains its facilities to comply with all laws, rules and regulations. Mannatech and Wellness will each designate contact persons relating to manufacture and quality control of the Water Technology.

5.15 Lot Documentation. Wellness shall keep such documentation as described in their internal procedures to adequately conform to applicable requirements. Each shipment of Water Technology as designated by Wellness to FCL or to the destination as instructed by FCL shall be accompanied by documentation (Certificate of Analysis). Wellness will designate internally its own Lot numbers for the Water Technology produced pursuant to the Agreement.

5.16 Lot and Batch Release. Wellness shall test the Water Technology against the Specifications described in the product specification. Wellness Quality Assurance shall be responsible for review of the Water Technology batch record and approval and release of the Water Technology. Upon Lot approval by Wellness, a Certificate of Analysis for each Lot shall be sent by Wellness to Mannatech.

5.17 Laboratory Services. Wellness shall test the Water Technology against the pre-determined release Specification. Wellness Quality Assurance shall be responsible for review of the batch record and approval and release of the Water Technology. Upon Lot approval by Wellness, a Certificate of Analysis for each Lot shall be sent by Wellness to Mannatech.

5.18 Use of Subcontractors. In the event that Wellness proposes use of subcontractors for particular laboratory services, Mannatech may require access to these subcontractors for audit purposes. A Wellness representative may accompany Mannatech on such audits. Any subcontractors shall be subject to the confidentiality and other provisions set forth herein.

5.19 Reprocessing. Reworking or reprocessing of Batches or Lots will only be acceptable only if approved by Mannatech QA.

5.20 Product Complaints, Adverse Events, and Product Recalls. Wellness shall have responsibility for handling of complaints and adverse events related to its Water Technology. Wellness shall provide technical support as needed in the investigation of these events inasmuch as they relate to the Water Technology manufactured at Wellness’ sole expense. In the event of a Recall of Product, Mannatech shall be responsible for the coordination of all Recall activities and have sole decision regarding Recall of Product. For each Recall event, and where the Recall is caused by Wellness’ gross negligence or willful misconduct or its material breach of this Agreement, prior to any reimbursement, Mannatech shall provide Wellness with supporting documentation of all reimbursable costs and expenses, respectively. Wellness’ sole responsibility, as it relates to the costs of such Recall, shall be fully reimbursement to Mannatech for all costs incurred for each Recall event.

5.20.1 If the Recall is not caused by Wellness’ gross negligence, willful misconduct or material breach under this Agreement, Mannatech shall pay all of the costs and expenses of whatever nature for such Recall, and Wellness shall have no responsibility to replace any of the recalled Product Lots at its own expense.

5.20.2 Mannatech shall provide Wellness with notice describing in reasonable detail any Recall. If Wellness does not believe its actions or inactions caused the Recall, then the Parties shall meet to determine in good faith which Party should be liable for the Recall. Any situation un-resolvable within thirty (30) days of the date of Recall will then be forwarded to senior management sponsors of each Party for resolution. If resolution is not resolvable within thirty (30) days of such date, then each Party agrees to the following: (a) each Party shall select an independent consultant or laboratory; (b) the consultant or laboratory selected by each Party shall mutually select a third independent consultant or laboratory (the “Deciding Laboratory”) and (c) the Deciding Laboratory shall review all relevant data and determine which Party’s action or inaction resulted in the need for a Recall. Mannatech shall provide Wellness with the right to audit documents relating to direct costs incurred in connection with a Recall subject to audit provisions in Section 5 of this Agreement.

6. PRICE, TERMS OF PAYMENT, ROYALTIES & LICENSE

6.1 Payment Terms. Mannatech will purchase from Wellness its Water Technology at $.0161per ml. Pricing shall include the cost of transportation via sea cargo ship from Wellness’ production operation to the Manufacturer. Payment terms are 50% down payment at the time of issuance of the P.O. and the balance of 50% net 30 days delivery to Manufacturer. Invoicing and payment shall be made in U.S. Dollars (USD).

6.2 Taxes. The price set forth in Section 6.1 is exclusive of sales taxes or any other applicable taxes, levies, duties and fees imposed by or under the authority of any government or public authority, which shall be paid by Mannatech, either directly or as invoiced by Wellness. Mannatech, however, is not responsible for taxes based on the income of Wellness.

6.3 Invoicing of Product. The Water Technology shall be invoiced per purchase order.

6.4 Invoice Disputes. In the event that Mannatech in good faith believes there is a dispute concerning the applicability or accuracy of any invoice amount, Mannatech will notify Wellness immediately in writing of the nature of such dispute, and will provide detailed written support for such disputed invoice amount, within ten (10) business days from the receipt of the invoice. In such an event, the Parties shall resolve such disputed amounts within thirty (30) days from the receipt by Wellness of Mannatech’s written notice of the disputed amount and Mannatech may withhold fifty percent (50%) of the payment of such disputed amount for such thirty (30) day period which withholding shall not be considered as a breach, or default or as grounds for termination under this Agreement.

6.5 Financial Recordkeeping. Wellness shall maintain financial records relating to the terms of this Agreement and agrees that such records may be audited by an independent public accountant selected by Mannatech and at Mannatech’s expense, during normal business hours within a three-month period following the initial Price calculation and subsequent price adjustments. In addition, within the term of this Agreement, Mannatech’s independent public accountant may inspect Wellness’ time sheet records for the preceding year for the purpose of determining costs paid in addition to the price to Wellness by Mannatech. The independent public accountant shall keep confidential any information obtained during such inspection and shall report to Mannatech only the correctness of the information given by Wellness.

6.6 Initial Price and Annual Price Adjustments. The Initial Price for the first-year of Water Technology is $.0161 per ml. Every year thereafter, the Price shall be negotiated between the Parties, but in no event shall the price increase more that five percent (5%) per annum unless Wellness can demonstrate that real costs have increased beyond the five percent (5%) per annum level. The Initial Price shall remain valid for one year from the Effective Date. Two (2) months prior to the anniversary date of the Effective Date and every twelve (12) month period thereafter, the Price shall be negotiated. Annual price adjustments shall be effective on the anniversary date of the Effective Date. Wellness shall maintain financial records relating to any increases in the cost to manufacture Water Technology and agrees that such records may be audited by an independent public accountant selected by Mannatech during normal business hours within a three (3) month period following the initial Price calculation and subsequent Price adjustments.

6.7 Estimates/Forecasting. On an annual basis, Mannatech and Wellness shall meet and discuss Mannatech’s forecasted contract requirements for the Water Technology. Mannatech shall provide Wellness with an estimate of the quantity of the Water Technology that Mannatech anticipates may be required from Wellness during the following year of the Term. The Parties acknowledge that this estimate is for planning purposes only and does not constitute a commitment to manufacture and supply by Wellness or a commitment by Mannatech to take delivery of such quantities.

6.8 Orders.

6.8.1	Initial Order. Upon satisfaction of the condition precedent in paragraph 3.6.2 hereof, Mannatech will place an initial order of 1,606 gallons of Water Technology for the initial run (the “Initial Order”). After the Initial Order, Mannatech will be under no obligation to place subsequent minimum orders except to maintain exclusivity as indicated in 3.1.3. Beyond this initial order, minimum monthly quantities shall begin in April, 2006.

6.8.2	Purchase Orders. Purchase orders for Water Technology shall be the sole firm commitment by Mannatech to purchase a designated amount with the exception of minimum monthly amounts as indicated in paragraph 3.1.3. If, following acceptance of a firm order from Mannatech, Wellness indicates that it will not be able to supply Mannatech with all or any portion of Mannatech’s firm orders for that have been accepted by Wellness for its Water Technology the Parties shall meet and in good faith attempt to reach a resolution to the respective parties’ capacity shortfall. Wellness shall use commercially reasonable efforts to deliver the shortfall in future months; however, if Wellness is able to demonstrate technical or scientific reasons for the shortfall and Mannatech accepts those reasons, such shortfall shall be excused. However, subject to Force Majeure and excused shortfall above, Mannatech will not forward Wellness shortfall into subsequent periods if orders by Mannatech are approaching market capacity. Subject to the above understanding by Mannatech, if Wellness is unable to meet Mannatech’s firm orders, the Parties agree to formulate a strategic plan to increase the capacity of the Wellness facility to the benefit of all Parties.

6.9 Royalties. Mannatech will pay Wellness a royalty of four percent (4%) on the total cost of skin care products listed on Attachment 1 sold (“TCOGS”) inclusive of packaging for each of the Products sold by Mannatech. Specifically excluded from the Royalty payable on TCOGS will be the cost of the Water Technology, shipping, handling, taxes, tariffs, duties, storage and any markup for distribution. For purposes of this Agreement, goods shall be deemed sold only if Mannatech has received payment for the Product from a Purchaser. Wellness shall not be entitled to receive Royalties for any Products donated by Mannatech, distributed gratuitously by Mannatech in an effort to promote sales or for those Products reserved for internal purposes or use.

6.9.1	Payment of Royalties. At the end of each quarter and by the last day of each month after the end of the prior quarter, Mannatech shall compute the total number of Products sold during the prior quarter and, on making that determination, shall remit promptly the Royalty payment and a copy of the compensation statement (“Statement”) thirty (30) days after the computation date and on a quarterly basis, throughout the Term of this Agreement to Wellness. If Wellness, for any reason, objects to any Statement submitted by Mannatech, Wellness shall set forth the objection with specificity in writing and submit it to Mannatech within thirty (30) days from the date of the Statement. Any objection Wellness may have to any Statement shall be deemed waived unless it is transmitted in accordance with the terms of this paragraph.

6.10 License of Haru Naito’s Story. Wellness warrants and represents that it has full title and right to license Haru Naito’s Story. Subject to the terms and conditions specified in this Agreement, Wellness hereby grants to Mannatech a royalty free, non-exclusive and revocable right to use the Story in connection with the promotion of the Product. During the Term of this Agreement, Wellness agrees that it will not license the Story for use in promoting skin care products within the licensed Territory to any other network marketing, multi-level marketing, or direct sales marketing company engaged in the same or similar business as Mannatech. Mannatech shall have the right to use the Story, and Haru Naito’s name, voice, likeness, and similar characteristics for the purposes of advertising and promoting the Product in the Territory. During the term of this Agreement, Mannatech shall be the sole owner and have use and control of all promotional materials and trade literature (“Promotional Materials”) produced for Mannatech in which the Story is featured and such Promotional Materials shall be reviewed for compliance with applicable laws, rules and regulations in accordance with Mannatech’s policies and procedures. Mannatech shall be free to dispose of and treat in any way all Promotional Materials, including but not limited to selling, advertising, distributing, and permitting use in other mediums without prior approval of Wellness. Notwithstanding the above, Wellness shall have final editorial approval of any promotional materials that are produced regarding Haru Naito’s story; whether it be written, printed, internet, video or audio. Wellness understands and agrees that Mannatech is involved in multi-level marketing and sells its products through its Associates acting as independent contractors. As such, Mannatech has no control in the operation of such independent contractors’ businesses other than the Associates having a contractual obligation to abide by Mannatech’s Associate Policies & Procedures. Mannatech will use its best efforts to ensure its Associates do not use the Promotional Materials in the promotion of their Mannatech business in a manner which would violate its Policies and Procedures; however, such unapproved use by Associates shall not be considered a breach of this agreement

7. INTELLECTUAL PROPERTY

7.1 Protection of Technology. Wellness acknowledges that Mannatech Technology and Mannatech Materials may be provided subject to the confidentiality provisions of Section 12, and Wellness agrees to keep such Mannatech Technology and Mannatech Materials secret and confidential, to respect Mannatech’s proprietary rights therein and not at any time for any reason whatsoever to disclose or permit Mannatech Technology and Mannatech Materials to be disclosed to any third party, including Affiliates of Wellness, except as expressly provided herein.

7.2 Confidentiality. Wellness agrees that all its employees, consultants and contractors having access to confidential Mannatech Technology and Mannatech Materials, shall be subject to the same confidentiality obligations as the principals pursuant to the confidentiality provisions of Section 12 and shall enter into secrecy agreements in support of such obligations. Insofar as this is not reasonably practicable, Wellness shall take all reasonable steps to ensure that any such employees, consultants and contractors are made aware of such confidentiality obligations.

7.3 Rights to Mannatech Technology and Mannatech Materials. Wellness shall not by virtue of this Agreement at any time have or request to have any right, title, license or interest in or to the Mannatech Technology or Mannatech Materials, know-how, specifications, Associate information, downline information, software, business plans, marketing plans, advertising plans, copyrighted material, patents or patent application, trademark or trademark applications, or any other intangible rights or any other intellectual property rights of whatever nature relating to the Product or Product Specifications, suppliers, manufacturers, or otherwise which are vested in Mannatech or to which Mannatech is otherwise entitled. No rights are granted to Wellness except as expressly provided herein, and no rights in addition thereto shall be deemed to have arisen or been implied by way of estoppel or otherwise. Nothing herein shall be construed as preventing Mannatech from developing its own product formulations.

7.4 Title to Inventions. Title to all inventions (whether or not patentable) conceived or reduced to practice and arising out of the Services performed under this Agreement shall be as follows:

7.4.1	Mannatech will be the sole owner of intellectual property rights in any invention of which only Mannatech’s and its Affiliates’ employees and third-party contractors are inventors.

7.4.2	Wellness and FCL as they may determine or their rights otherwise appear, shall own the intellectual property rights of all inventions of which Wellness and/or FCL (and their Affiliates’ employees and third party contractors) are inventors or of which both Wellness and/or FCL and their Affiliates’ employees are inventors. Any assignments or other documents necessary to accomplish the foregoing are hereby made and each Party will execute such further documents as may be reasonably requested by the other with respect thereto.

7.4.3	Wellness further agrees to provide Mannatech reasonable notice of any inventions conceived, developed, discovered or reduced to practice by Wellness’ employees, and/or third-party contractors, or its Affiliates and/or employees of its Affiliates, arising out of the services under this Agreement.

7.4.4	The cost for filing patent applications that are jointly owned shall be shared equally by the Parties and Mannatech shall be responsible for managing the patent applications directed to any joint inventions.

7.5 Notice of Infringement. Wellness shall promptly notify Mannatech of its knowledge of any potential infringement of Mannatech Technology and Mannatech Materials by a third party. Each Party agrees to render such reasonable assistance as the enforcing Party may request at the expense of the enforcing Party.

7.6 Notice of Infringement by One or Both Parties. Each Party shall promptly notify the other of its knowledge of any potential claim of infringement, whether threatened or not, of any intellectual property, including, without limitation, patents, trademarks and copyrights, owned or under the control of a third party.

Each Party has the right, but not the obligation, to take reasonable legal action necessary against such infringement of third party intellectual property related to the Product. Each Party agrees to render such reasonable assistance as the enforcing Party may request at the expense of the enforcing Party. Wellness shall be solely responsible for all costs of defense for any claim of infringement, including without limitations, attorney’s fees, court costs, travel and related expenses, expert fees, and the like in connection with any claims with respect to Wellness proprietary ingredients.

7.7 Wellness Intellectual Property Representations. Wellness represents and warrants that as of the Effective Date of this Agreement it has no knowledge of any patent or any other third party intellectual property right that would be infringed by the Water Technology or Product in the exercise or practice of this Agreement. Wellness shall have a continuing duty to inform Mannatech if it receives any information regarding: (i) the publication or issuance of any patent; or (ii) litigation, pending or threatened, relating to Water Technology and/or Product.

7.8 Survival. The obligations, rights and acknowledgments of the Parties under Section 7 shall survive ten (10) years or the life of the relevant patents, whichever is longer, the termination for whatever reason of the Agreement.

7.9 Trademarks and Tradenames. The Parties recognize that the name and/or respective marks of the other are valuable and that all goodwill associated with use of such names and marks shall inure to the benefit of the other. Mannatech shall have the right to terminate this Agreement immediately in the event that Wellness acts in a manner that would negatively impact the reputation of Mannatech and/or of its name or marks (“Mannatech Marks”) and/or would infringe or dilute the value of Mannatech’s marks or which is not in compliance with applicable law in the United States or any other country in which Mannatech conducts business as the case may be. Likewise, Wellness shall have the right to terminate this Agreement immediately in the event that Mannatech acts in a manner that would negatively impact the reputation of Wellness and/or of its name or marks (“Wellness Marks”) and/or would infringe or dilute the value of’ Wellness’ marks or which is not in compliance with applicable law in the United States or any other country in which Wellness conducts business as the case may be.

7.9.1	Mannatech shall be the sole owner and shall have perpetual use and control of all Promotional Materials produced for Mannatech bearing its trade name and/or Mannatech Marks related to the Product. Mannatech shall be free to dispose of and treat in any way all Promotional Materials under this Agreement, including but not limited to selling, advertising, distributing, and permitting their use in other mediums, whether for profit or otherwise. and Wellness has right or license to use any of the trademarks or tradenames owned by, licensed to or associated with the Mannatech Marks during the Term without prior written approval and express permission from Mannatech, such approval and permission is within the sole discretion of Mannatech and may be withheld at any time.

7.9.2	Quality Control. Wellness shall use the Mannatech Marks only in connection with Products provided in accordance with the standards of quality in: materials, design, performance, workmanship, use, advertising and promotion as set forth by Mannatech. Mannatech’s tradename and trademarks are an extremely valuable asset and breach of this section shall cause irreparable damage to Mannatech and its goodwill; as such, Mannatech shall have the right to immediately terminate this Agreement if any Product fails to comply with Mannatech’s standards of quality in: materials, design, performance, workmanship, use, advertising or promotion. Wellness shall comply with the same conditions with respect to the style, appearance and manner of use of the trademark as set forth by Mannatech. All such marketing materials that use the Mannatech Marks, at Mannatech option, will be subject to prepublication review and approval with respect to, but not limited to, context, style, appearance, composition, timing and media.

7.9.3	Protection of Trademarks. Wellness admits the validity of and agrees not to challenge the Mannatech Marks. Wellness also agrees that any and all rights that may be acquired by the use of the Mannatech Marks by Wellness shall inure to the sole benefit of Mannatech. Wellness agrees not to assist others to contest the registration of any Mannatech trademark or to take any action or assist any others to take any action which would impair the value of the Mannatech Marks or the business, assets, or goodwill associated therewith or appurtenant thereto. Mannatech admits the validity of and agrees not to challenge the Wellness Marks. Mannatech also agrees that any and all rights that may be acquired by the use of the Wellness Marks by Mannatech shall inure to the sole benefit of Mannatech. Mannatech agrees not to assist others to contest the registration of any Wellness trademark or to take any action or assist any others to take any action which would impair the value of the Wellness Marks or the business, assets, or goodwill associated therewith or appurtenant thereto.

7.9.4	Mannatech expressly reserves the sole and exclusive ownership of the trademark “Mannatech”. Wellness agrees not to use any of Mannatech’s trademarks or any combination thereof, with or without any other words, logos, or images, as part of its corporate name, or for the purpose of advertising its business, without the prior written consent of Mannatech. Further, Wellness shall not market or make available any other products to Mannatech Associates without first receiving prior written approval from a designated officer of Mannatech. On the termination of this Agreement, or on the request of Mannatech, Wellness shall immediately and completely discontinue all use of the Mannatech Marks. Mannatech agrees not to use any of Wellness’ trademarks or any combination thereof, with or without any other words, logos, or images, as part of its corporate name, or for the purpose of advertising its business, without the prior written consent of Wellness. On the termination of this Agreement, Mannatech shall immediately and completely discontinue all use of the Wellness’ Marks, Haru Naito’s Story or the claims associated with the Water Technology.

8. FORCE MAJEURE

8.1 Force Majeure. “Force Majeure” shall mean any cause beyond the reasonable control of the Party affected which prevents or delays the development, manufacture, sale or shipment of the Water Technology by Wellness (as the case may be) or its Affiliates to Mannatech or its assigns , or the acceptance thereof by Mannatech, including but not limited to any act of God; fire; casualty; flood; war; strike, lockout or other labor dispute; failure of public utilities; injunction, act, exercise, assertion or requirement of a governmental authority (whether federal, state, local or foreign); accident; epidemic; destruction of production or transportation facilities; riot or insurrection; inability to procure materials, equipment or energy sufficient to meet manufacturing needs; failure of third parties to supply essential raw materials.

8.2 Term of Force Majeure. In the event that any Party is prevented or delayed from performing any of its obligations under this Agreement (except for the payment of money) due to Force Majeure, such Party shall give notice thereof to the other Party advising of the anticipated period for which it is estimated that such prevention or delay will continue. Upon receipt of such notice, the non-performing Party shall be excused from performance from the date of such notice for so long as such cause of the prevention or delay shall continue due to such Force Majeure. All such periods of prevention or delay shall extend the Term of this Agreement for a total period equal to the sum of all periods of prevention or delay caused by such events. The non-performing Party shall keep the other Party informed on a timely basis of developments during any such period of prevention or delay. If any delay due to Force Majeure exceeds two (2) months, the other Party may terminate this Agreement according to the terms. In no event shall a Force Majeure be considered a breach, material or otherwise, to this Agreement.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mannatech Representations and Warranties. The following representations and warranties are made by Mannatech and are true and correct and shall remain true and correct during the term of this Agreement:

9.1.1 Mannatech is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to carry on its business where and as now conducted, and has the legal right and authority to execute and deliver this Agreement and to perform its obligations hereunder.

9.1.2 Mannatech has not previously granted, and during the term of this Agreement will not make any commitment of, or grant any rights that are inconsistent in any material way with terms of this Agreement.

9.2 Wellness Representations and Warranties. The following representations and warranties are made by Wellness and are true and correct and shall remain true and correct during the term of this Agreement and have been made to induce Mannatech to enter into this Agreement.

9.2.1	Production. Subject to 3.7 hereof; Wellness warrants that the Water Technology conforms to the Specifications, quality control and to be free from contaminants, as may be modified by Mannatech from time to time, at Mannatech’s exclusive and sole discretion.

9.2.2	Organization. Wellness is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware or as to the region in which it does business and has full power and authority to carry on business as now being conducted.

9.2.3	Wellness Authorization and Agreement. The execution, delivery and performance of this Agreement by Wellness has been authorized by all necessary corporate action on its part. The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default under, any indenture, mortgage, note, agreement or other financing agreement to which either is a party or to which it or its properties or rights are subject and will not be in violation of the rights of any other party.

9.2.4	No Consent. No consent of any party and no consent, license, approval or authorization of, or exemption by, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to Wellness and the consummation of the transactions contemplated hereby.

9.2.5	Insurance. It is expressly understood and agreed by and between the parties hereto that this Agreement does not take effect until Wellness delivers to Mannatech satisfactory and acceptable evidence of insurance coverages as specified below. Such policies shall name Mannatech, and its subsidiaries as additional insureds on a primary basis, and shall include a severability of interest provision. The certificate of insurance pertaining to general liability coverage shall specifically state that Mannatech, its subsidiaries and its affiliates are named as an additional insured on a primary basis and that to the extent permissible by law the insurer has insured Wellness for all risks and liabilities assumed by Wellness pursuant to paragraph 10. Such evidence of insurance shall specify the date when such insurance expires. Wellness further agrees that all insurance coverages will not be canceled without giving Mannatech thirty (30) days advance written notice. In the event such notice of cancellation is given, within said 30 day period prior to cancellation, new insurance acceptable to Mannatech must be obtained and delivered to Mannatech or Wellness shall have committed a material breach of this Agreement. Any breach of infraction by Wellness of the aforesaid requirements shall result in the immediate termination, or at the option of Mannatech, suspension of all authorized purchases of Product without penalty or additional expense to Mannatech. Wellness shall provide insurance coverages applicable to the work with the following minimum limits for the duration of this contract and, except for the Workers’ Compensation coverage, with Mannatech and its subsidiaries and their affiliates named as additional insureds on a primary basis.

9.2.5.1	Commercial General Liability. $1,000,000 USD Combined Single Limit for Bodily Injury and Property Damage including product liability.

9.2.5.2	Auto Liability. $1,000,000 USD Combined Single Limit for Bodily Injury and Property Damage. Policy shall include owned and blanket non-owned vehicles and hired coverage.

9.2.5.3	Worker’s Compensation. Statutory Limits and Employer’s Liability insurance with limits of not less than $500,000 USD per accident or disease.

9.2.5.4	Commercial Umbrella Liability. Limit of not less than $2,000,000 USD per occurrence and excess of GL, AL and EL.

9.2.5.5	Insurance to Wellness: Mannatech shall provide insurance coverages applicable to its obligations under this contract with Wellness and its subsidiaries and their affiliates named as additional insured’s on a primary basis as above provided at 9.2.5.1 – 9.2.5.4

9.2.6	Validity and Enforceability. This Agreement is valid and enforceable against Wellness in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by Wellness does not violate any law or rule or regulation or give rise to a cause of action in favor of any person which will result in any liability to any of the Parties.

9.2.7	No Breach. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the Articles of Incorporation or By-Laws of Wellness; (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute a default (by way of substitution, novation or otherwise) under the terms of any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which Wellness is a party or by which it may be bound or by which any of the property or assets of Wellness may be bound or materially affected; (iii) result in the creation of any lien, charge or encumbrance upon the assets or properties of Wellness as it relates to its business or the pending business of Mannatech; (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against, or binding upon Wellness or upon the property, assets or business of Wellness; or (v) constitute a violation by Wellness of any law or regulation of any jurisdiction as such law or regulation relates to it or to the property or business of Wellness.

9.2.8	Compliance with Laws. The business and operations of Wellness and any of its affiliates and subsidiaries, if any, have not been, and are not, conducted in violation of any applicable judgment, order, injunction, award, tariff or decree. Wellness has not received notice of, nor does it have any knowledge of or any reasonable grounds to know after due inquiry that the business and its operations have not been and are not conducted in violation of any Federal, state or local law, ordinance, regulations, or any other requirement of any governmental body, court or arbitrator applicable to Wellness or pursuant to which it conducts business and operations. Wellness has all permits, licenses, orders, authorizations or approvals of any Federal, state, local or foreign governmental or regulatory body to carry on business in the places and in the manner now and heretofore conducted, and all such licenses, authorizations and permits are in full force and effect. Wellness has neither received notice of nor has any knowledge of or any reasonable grounds to know after due inquiry that the business and operations of Wellness have not and are not conducted in material violation of any such licenses, authorizations and permits, and no proceeding is pending or threatened to revoke or limit any such license, authorizations or permits.

9.3 Notice of Material Events. Wellness hereby agrees to notify Mannatech promptly of any actual or anticipated events that are reasonably likely to have a material adverse effect on the Product or on Wellness’ ability to provide Water Technology to produce Product in accordance with the provisions set forth herein, including any labor difficulties, strikes, shortages in materials, plant closings and other interruptions in activity. Wellness shall promptly notify Mannatech of notice by government agencies, and if such notice relates specifically to a Product, provide copies of such notice along with a copy of Wellness’ response to such notice for Mannatech’s review prior to sending it to any government agency.

9.4 Survival. The warranties of the Parties under this Section 9 shall survive the termination for whatever reason of this Agreement.

10. DISCLAIMER; LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NO WARRANTIES ARE GIVEN IN RESPECT OF THE SUCCESSFUL SALE OF ANY PRODUCT, OR THE SUITABILITY OF ANY PRODUCT PRODUCED UNDER THIS AGREEMENT FOR ANY PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS. ANY IMPLICATION OF SUCH WARRANTY IS HEREBY EXCLUDED.

EXCEPT AS OTHERWISE PROVIDED HEREIN IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR THE INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF THE OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE LIABILITY FOR ANY LOSS OR DAMAGE SUFFERED BY WELLNESS AS A DIRECT RESULT OF ANY MATERIAL

BREACH OF THIS AGREEMENT (INCLUDING MISREPRESENTATION AND NEGLIGENCE) IN RESPECT OF THE MANUFACTURE AND DELIVERY OF PRODUCT BY MANNATECH SHALL BE LIMITED TO THE PAYMENT OF ACTUAL DAMAGES BASED ON A PURCHASE ORDER, PROVIDED THAT, HOWEVER, ANY REMEDY FOR BREACH OF CONFIDENTIAL INFORMATION SHALL BE GOVERNED BY SECTION 10.

11. INDEMNIFICATION

11.1 Wellness’ Indemnification of Mannatech. Wellness shall, defend, indemnify and hold Mannatech harmless from and against any and all claims, actions, losses, damages, expenses (including court costs and attorney’s fees) arising out of any act or omission by Wellness in favor of Mannatech and its Affiliates and their directors, officers, employees and agents harmless from and against any and all liabilities in relation to the use, processing, storage or sale of the Water Technology or Product that may be incurred by Mannatech arising out of:

11.1.1	Any claim, action or proceeding brought by any governmental or regulatory authority arising out of or resulting from Wellness’ failure to perform its obligations in accordance with the requirements of this Agreement; or

11.1.2	Breach by Wellness of any of its obligations, representations or warranties under this Agreement; or

11.2 Indemnification Procedure. Mannatech agrees to inform Wellness promptly of any claim, action, loss, damage, expense or liability suffered by it for any breach of this Agreement on the part of Wellness asserted by Mannatech or a third party. If the manufacture, sale or use of the Water Technology pursuant to this Agreement or any alleged or potential infringement of Water Technology or other breach of this Agreement results in any claim, suit or proceeding by any third party against Mannatech (or its Affiliates) for which Mannatech asserts a claim to indemnification hereunder, Mannatech shall promptly notify Wellness in writing setting forth the facts of such claim in reasonable detail. Wellness (the “Indemnitor”) shall have the right and obligation to defend of any such claim, suit or proceeding, at its own expense, shall engage counsel reasonably satisfactory to Mannatech to assume the investigation and defense of the claim; provided, however: (i) the Indemnitor shall not enter into any settlement that makes any admission or concession in relation to the Product or the Confidential Information of the indemnified Party, without the prior written consent of the Mannatech (“Indemnitee”); and (ii) if the Indemnitor fails to timely assume such defense, the Indemnitee shall have the right to assume and control the defense. The Indemnitor shall keep the Indemnitee reasonably informed of all material developments in connection with any such claim, suit or proceeding. The Indemnitee agrees to render such reasonable assistance as the Indemnitor may request, at the full cost and expense of the Indemnitor. The Indemnitee may participate in any such proceeding by counsel of its own choice at its own expense. The Indemnitor shall not settle any claim, action or proceeding for which indemnification is or may be sought without the Indemnitee’s prior written approval, which shall not be unreasonably withheld or delayed.

This indemnification shall not apply: (i) if Indemnitee fails to give the Indemnitor prompt notice of claim as required above and such failure materially prejudices the Indemnitor; or (ii) unless the Indemnitor is given the opportunity to approve any settlement, which approval shall not be unreasonably withheld. Furthermore, the Indemnitor shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation. In no event shall the Indemnitor assume responsibility for legal fees and litigation expenses of attorneys hired by Mannatech to defend any claim covered hereunder, unless the Indemnitor fails to perform its obligations hereunder.

11.3 Survival. The obligations and rights of the Parties under this Section 11 shall survive the termination for whatever reason of the Agreement for a period of ten (10) years.

12. CONFIDENTIALITY OBLIGATIONS

12.1 Parties Confidential Information. The Parties recognize and acknowledge that Mannatech and Wellness have invested and continue to invest in protecting that their respective Intellectual Property and the validity and enforceability thereof, which are valuable assets belonging to each respective party and as such are the sole property of Mannatech (hereinafter referred to as “Mannatech Confidential Information”) and Wellness (hereinafter referred to as “Wellness Confidential Information”) respectively. Prior to and during the performance of this Agreement, Wellness may have or had access to certain Mannatech Confidential Information and Mannatech may have or had access to certain Wellness Confidential Information. Mannatech shall not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of the . Wellness Confidential Information, whether in written, electronic or other form includes but is not limited to: pending trade name(s) and trademarks, processes, patent applications, invention disclosures, research and development, formulations, proprietary ingredients, trade secrets, marketing plans, and any other related proprietary product or business information. Wellness shall not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of the Mannatech. Mannatech Confidential Information, whether in written, electronic or other form includes but is not limited to: trade name(s), trademarks, copyrights, patents, patent applications, invention disclosures, research and development, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management/operations of Mannatech; Mannatech genealogies (being the information held by Mannatech in connection with any current or former Associate) related to its Associates including without limitation its relationship with each of its Associates, the Associate’s name, upline and downline, charts, data reports, proprietary product information which may from time-to-time be made known to Mannatech, the names or practices of Mannatech’s customers or Associates; Mannatech’s marketing methods and related data; the names of Mannatech’s vendors or suppliers; costs of materials; costs of its products generally, the prices Mannatech obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Mannatech’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Mannatech; its manner of operation or other confidential data of any kind, nature or description and the like.

12.2 Exclusions from Confidential Information. Notwithstanding the above, Confidential Information shall not include any information that:

12.2.1	is or has become readily publicly available or in the public domain without restriction through no fault of the Recipient or its employees or agents; or

12.2.2	is received at any time from a third party lawfully empowered to disclose such information without restriction and without breach of a non-disclosure obligation to Discloser; or

12.2.3	is shown through proper documentation to have been developed independently by Recipient without use of the Confidential Information and without use of reverse engineering of same; or

12.2.4	was already known to Recipient without restriction at the time of such disclosure; or

12.2.5	is readily discernible from publicly-available products or literature; or

12.2.6	is approved for disclosure by prior written permission of Discloser.

The Parties further acknowledge and agree that all Confidential Information developed by Wellness for Mannatech in connection with this Agreement shall be deemed Confidential Information of Mannatech and exceptions contained in Sections 12.2.1 and 12.2.2 above shall not be applicable thereto.

12.3 Term of Confidentiality. The Parties agree that for the term of the Agreement, and for ten (10) years following termination of this Agreement, each Party shall maintain in confidence all Confidential Information disclosed and identified as being Confidential by the other Party pursuant to this Agreement and shall not, except as contemplated by this Agreement, use such Confidential Information’ for its benefit or the benefit of others, without the consent of the disclosing Party. Documents made available to the non-disclosing shall remain the property of the disclosing Party and shall be returned upon written request, except that one copy of all such information may be retained for legal archival purpose by the non-disclosing Party.

12.4 Necessary Disclosures. Each Party hereto may use or disclose Confidential Information disclosed to it by the other Party only to the extent such use or disclosure is reasonably necessary and permitted in the exercise of such rights granted hereunder (i) in filing or prosecuting patent applications, or prosecuting or defending litigation, (ii) complying with applicable governmental regulations or court order, (iii) submitting information to IRS, SEC or other governmental authorities, (iv) conducting clinical trials, (v) making a permitted sublicense or otherwise exercising license rights expressly granted by the other Party to it pursuant to the terms of this Agreement; or (vi) obtaining raw materials or equipment necessary to perform this Agreement; provided, however, that if a Party is required to make any such disclosure of another Party’s Confidential Information as set forth herein, such Party will give reasonable advance notice to the other Party of such disclosure and will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

12.5 Limited Disclosure. Notwithstanding anything herein to the contrary, either Party shall be permitted to disclose Confidential Information to the extent reasonably necessary (i) to such Party’s attorneys, accountants and other professional advisors under an obligation of confidentiality to such Party, (ii) existing and prospective banks and other financial institutions, investors and other entities for the purpose of raising capital or borrowing money, establishing a collaborative arrangement for research and development marketing or other purpose or maintaining compliance with agreements, arrangements and undertakings relating thereto, if such person or entity agrees to maintain the confidentiality of such Confidential Information pursuant to a written agreement having terms substantially equivalent to the confidentiality obligations provided herein and (iii) to any person or entity who proposes to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of such Party’s right, title and interest in, to and under this Agreement, if such person or entity agrees to maintain the confidentiality of such Confidential Information pursuant to a written agreement having terms substantially equivalent or the confidentiality obligations provided herein.

12.6 Press Releases. All press releases or other communications with the media, and all other public disclosures related to this Agreement, are subject to approval in advance by the Parties and such approval shall not be unreasonably withheld or delayed. Press releases required by the Securities and Exchange Commission shall, to the extent possible, be delivered to Wellness for review.

12.7 Remedies. The Parties acknowledge that monetary damages may not be an adequate remedy for breach of the confidentiality obligations of this Agreement and that any breach of such obligations may cause irreparable injury to the non-breaching Party. If a Party is in breach, or threatens to commit a breach, of its confidentiality obligations under this Section 12, the non-breaching Party will have the right and remedy, which right and remedy will be in addition to and not in lieu of any other rights and remedies available to the non-breaching Party at law or in equity, to have such confidentiality obligations specifically enforced by any court having equity jurisdiction without the need to post a bond or any other security, or to prove any amount of actual damage, or that money damages would not provide an adequate remedy.

13. TERM AND TERMINATION

13.1 Term. Except as set forth to the contrary below, the term of this Agreement shall be for the Initial Term.

This Agreement shall renew automatically in consecutive one (1) year terms thereafter, unless:

13.1.1	Mannatech provides at least six (6) months prior notification of its intention to terminate, or

13.1.2	Wellness provides at least six (6) months prior notification of its intention to terminate.

13.2 Termination with Cause. Either Party may terminate the Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

13.2.1	Material Breach. If the other Party commits a material breach of any provision of this Agreement and if such breach is not cured within ninety (90) calendar days after receipt of written notice thereof by the breaching Party.

13.2.2	Inaccurate Warranty. If, when made, any representation or warranty is inaccurate in any material respect, the other Party has the option to terminate.

13.2.3	Termination Upon Insolvency or Sale of the Assets. To the extent permitted by Federal and State Bankruptcy laws, the other party may terminate this agreement, if:

(a)	the other Party ceases for any reason to carry on business or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administrative order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings, which is not remedied within sixty (60) days’ written notice; or

(b)	a court having jurisdiction in the premises enters a decree or order for relief in respect of the other Party in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidation, assignee, custodian, trustee or sequestrator (or similar official) of the other Party or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, which decree or order for relief remains unstayed and in effect for more than sixty (60) days; or

(c)	the other Party commences a voluntary case under any applicable bankruptcy insolvency or other similar law now or hereafter in effect, or consents to the entry of any order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the other Party or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due; or

(d)	any order, judgment or decree is entered in any proceeding against the other Party decreeing the dissolution of the other Party and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(e)	any other event causing the dissolution and/or liquidation of the other Party shall occur.

13.3 Termination Date. The Termination Date shall be the date on which notice of termination is received by the affected Party.

13.4 Termination by Mannatech. Mannatech will have just cause to terminate this Agreement immediately upon written notice to Wellness or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below or elsewhere in this Agreement:

13.4.1	Breach. Wellness or any of its employees breach any obligation under this Agreement and fails to cure the breach to Mannatech’s satisfaction within thirty (30) days after Mannatech demands its cure in writing.

13.4.2	Failure to Meet Quality Control Standards. Subject to 3.1.3; the Water Technology fails to meet the Quality Control Standards provided by Mannatech in the form of Product Specifications, as set forth in Attachment 2 or as Mannatech may provide to Wellness from time to time, Mannatech shall be entitled to immediately terminate this Agreement.

13.4.3	Illegality. If, continued use of the Water Technology would result in harm to its consumers, give rise to a regulatory investigation or is otherwise determined to be illegal or unsafe for use anywhere in the Territory.

13.4.4	Fair Trade Practices. Wellness shall at all times comply with international fair trade practices. Mannatech shall have the right to terminate this Agreement upon seven (7) days prior written notice to Wellness or its representatives in the event that Wellness, its officers, executives, partners, directors, principals, employees, attorneys or agents, does any of the following: engages in illegal, immoral, or criminal conduct resulting in a criminal indictment with a substantial likelihood of conviction; misrepresents or conceals anything in its background that could be detrimental to the value of Mannatech’s goodwill, name, reputation or stock; engages in any conduct contrary to the best interests of Mannatech; engages in conduct that offends the sensitivities of a significant portion of the population, including, without limitations, use of child labor, acts contrary to international standards for the treatment of employees or the environment, abrogates the rights of employees to congregate and the like; or engages in conduct that could bring Mannatech into public disrepute.

13.4.5	Termination Due to Regulatory Requirements. Mannatech may terminate this Agreement in the event that government regulatory requirements, or Mannatech’s Specifications, including but not limited to quality assurance, good manufacturing practices and legality for sale, are not met regarding Product and manufacturing, such determination at Mannatech’s sole discretion.

13.4.6	Termination for Failure to Meet Mannatech’s Production Requirements. Mannatech may terminate this Agreement if Wellness is unable to meet Mannatech’s minimum production requirements of the Water Technology or if Wellness is unable to meet Mannatech’s reasonable future requirements.

13.5 Obligations of Mannatech upon Termination for Withdrawal from Commercial Product Sale. In the event this Agreement is terminated by Mannatech, Mannatech shall be solely responsible for payment of outstanding invoices for Water Technology delivered and accepted by Mannatech. In the event of termination, Mannatech will have no further obligation with respect to this Agreement and Wellness will immediately return to Mannatech all Mannatech Technology and Mannatech Materials.

13.6 Obligations of Wellness upon Termination for Breach

13.6.1	Obligations of Wellness upon Termination for Breach. In the event this Agreement is terminated by Mannatech for breach by Wellness, Wellness shall return to Mannatech all Mannatech Materials and Mannatech Technology and all work-in-process commenced by Wellness. Mannatech shall have no further obligation of any kind to Wellness except as follows: Mannatech shall pay the Price for Water Technology delivered and accepted by Mannatech.

13.7 Termination of the Agreement with or without Cause. Termination shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights, indemnities and remedies it may have herein or at law or in equity with respect to any breach of the agreement. All provisions that are expressed to survive the agreement shall remain in full force and effect.

13.8 Infeasibility/Replacement. If Mannatech reasonably and in good faith determines that Water Technology and/or the Product is technically or commercially not feasible, Mannatech shall have the option to specify a replacement product reasonably acceptable to the Parties within thirty (30) days after providing written notice of such determination.

13.9 Termination by Wellness. Wellness will have just cause to terminate this Agreement immediately upon written notice to Mannatech or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below or elsewhere in this Agreement:

13.9.1	Breach. Mannatech or any of its employees breach any obligation under this Agreement and fails to cure the breach to Wellness’ satisfaction within thirty (30) days after Wellness demands its cure in writing.

13.9.2	Fair Trade Practices. Mannatech shall at all times comply with international fair trade practices. Wellness shall have the right to terminate this Agreement upon seven (7) days prior written notice to Mannatech or its representatives in the event that Mannatech, its officers, executives, partners, directors, principals, employees, attorneys or agents, does any of the following: engages in illegal, immoral, or criminal conduct resulting in a criminal indictment with a substantial likelihood of conviction; misrepresents or conceals anything in its background that could be detrimental to the value of Wellness’ goodwill, name, reputation or stock; engages in any conduct contrary to the best interests of Wellness;

engages in conduct that offends the sensitivities of a significant portion of the population, including, without limitations, use of child labor, acts contrary to international standards for the treatment of employees or the environment, abrogates the rights of employees to congregate and the like; or engages in conduct that could bring Wellness into public disrepute.

14. MISCELLANEOUS

14.1 Assignment. Wellness shall not assign or transfer this Agreement without the express, written consent of Mannatech, which consent shall not be unreasonably withheld. In the event of an unapproved assignment, Mannatech may, at its option, terminate this Agreement or treat such attempted assignment as having no force or effect. Assignments to Affiliates are expressly permitted without the other Party’s consent, so long as such Affiliate expressly agrees in writing, with copy to Mannatech, to be bound by the terms and conditions of this Agreement. Wellness shall remain liable to Mannatech for all actions of the third party. Mannatech may assign its rights and responsibilities under this Agreement to a subsidiary or other corporation owned by Mannatech, without prior notice to Wellness. In such an event, all of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, representatives, successors (including, without limitation, any successor as a result of a merger or similar reorganization) and assigns of Mannatech. Mannatech will notify Wellness as soon as practicable after the assignment.

14.2 Information Sharing. The Parties will share information necessary or helpful in accomplishing the purpose of the Agreement, including process information, yield, and output data, forecasts, general market conditions and technology. Each Party will limit the dissemination of information stemming from the others to those persons within the Party’s organization who need to know such information in order to accomplish the purpose of the Agreement. Any Confidential Information provided will be subject to the confidentiality obligations set forth in Section 12.

14.3 Information in Support of this Agreement. The Parties will share information necessary or helpful in accomplishing the purpose of the Agreement, including information relating to changes in the Parties’ business entity structure, business control, suits, judgments and notices. Any Confidential Information provided will be subject to the confidentiality obligations set forth in Section 12.

14.4 Governing Law. The laws of the State of Texas shall govern the construction, validity and performance of the Agreement. Any law suits brought by Mannatech herein shall be brought in the state or federal courts located in Dallas, Texas in the State of Texas and any law suits brought by Wellness shall be brought in the state or federal courts located in the Northern District of the State of Texas, the Parties hereto waive any claim or defense that such forum is not convenient or proper. The Parties agree that such court shall have personal jurisdiction over it and consents to service of process by any means authorized by Texas law.

14.5 Notices. All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mail, registered mail or certified, return receipt requested, postage prepaid, or overnight courier or by facsimile transmission, the receipt of which is confirmed by telephone, addressed to the respective Party to the following address (or to such other person or address as is specified elsewhere in this Agreement for specific purposes):

In the case of Mannatech, addressed to:

Mannatech Incorporated

Attn: Bettina Simon, Senior Vice-President and General Counsel

600 South Royal Lane, Suite 200 Coppell, Texas 75019

Tel: 972-471-4700

Fax: 972-471-7387

In the case of Wellness, addressed to:

Wellness Enterprises, LLC

Attn:	David Fowler, CEO

399 County Highway 58,

Oneonta, NY 13820

Tel: 352-376-6142

Fax: 352-375-7065

or to such other destination as either Party hereto may hereafter notify to the other in accordance with the provisions of this clause.

14.6 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future.

14.7 Severability. If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement. Each such term, condition, covenant or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. The Parties shall cooperate in amending this Agreement in such an event in order to overcome any difficulties thereby occasioned. Notwithstanding the foregoing, if such term, condition, covenant or provision or such application is fundamental to the expectations or rights of either Party herein, and no amendment to give equivalent effect is possible, then such Party may forthwith terminate this Agreement.

14.8 No Implied Licenses. Only the licenses or rights granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

14.9 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated hereby.

14.10 Compliance With Laws. In exercising their rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement, including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of products pursuant to this Agreement.

14.11 Entire Agreement. This Agreement contains the entire understanding of the Parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This Agreement can be amended, modified or supplemented only by an agreement in writing, which is signed by the Parties. Unless otherwise agreed in writing, the terms and provisions of this Agreement shall be controlling to the exclusion of all terms and conditions of any purchase order, except as to quantity, delivery schedule, and shipping point.

14.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.13 Schedules and Attachments. The schedules and attachments attached to or to be attached to this Agreement shall form an integral part of the same.

14.14 Independent Judgment. The Parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and conditions of this Agreement; (c) they have had the opportunity to seek legal counsel and advice; (d) they are of equal bargaining power; and (e) they have relied on their own judgment in entering into this Agreement, as such, none of the sections, paragraphs or clauses contained herein may be construed to the disadvantage of a party because that party was responsible for its preparation.

14.15 Ambiguities. The Parties hereto mutually acknowledge that each of them has reviewed this Agreement in its entirety and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or application of this Agreement.

14.16 Approval. This Agreement is subject to approval by the Board of Directors of Mannatech, Inc., and the Board of Directors of Wellness Enterprises, LLC.

14.17 Condition Precedent. This Agreement is subject to the execution of an Agreement between Mannatech and FCL for the manufacture of skin care products and further subject to completion of agreed upon “specifications” listed on Attachment 2 and incorporated herein.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.

Mannatech Incorporated

By:	/s/ Sam Caster	Date: February 1, 2006
Sam Caster
Its:	Chairman and Chief Executive Officer

Wellness Enterprises, LLC

By:	/s/ David E. Fowler	Date: February 1, 2006
David E. Fowler
Its:	President and Chief Executive Officer

Attachment 1

“Wellness Product Development”

Optimal Face Cleansing Cream

Optimal Skin Lotion

Optimal Skin Serum

Optimal Eye Cream

Optimal Aftershave Milk

Attachment 2

“Specifications”

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